Exhibit 4.2

SPECIMEN WARRANT CERTIFICATE

THE SECURITIES REPRESENTED BY THIS WARRANT CERTIFICATE (INCLUDING THE SECURITIES ISSUABLE UPON EXERCISE OF ANY WARRANT) MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR NOVATED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR (B) AN OPINION OF COUNSEL TO THE HOLDER (IF REQUESTED BY THE COMPANY), IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER THE ACT.

THE SECURITIES REPRESENTED BY THIS WARRANT CERTIFICATE (INCLUDING THE SECURITIES ISSUABLE UPON THE EXERCISE OF ANY WARRANT) ARE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN THE WARRANT INSTRUMENT DATED [•], 2021, EXECUTED BY THE COMPANY (AS MODIFIED, SUPPLEMENTED, AMENDED OR AMENDED AND RESTATED FROM TIME TO TIME, THE “WARRANT INSTRUMENT”). COPIES OF SUCH INSTRUMENT MAY BE OBTAINED BY THE HOLDER HEREOF AT (I) THE REGISTERED OFFICE OF PERIMETER SOLUTIONS SA AT THE ADDRESS BELOW AND/OR (II) THE OFFICES OF THE REGISTRAR’S AGENT, WHO INITIALLY IS COMPUTERSHARE INC., AT THE ADDRESS BELOW (OR SUCH OTHER PLACE AS THE COMPANY OR THE REGISTRAR MAY APPOINT).

SEE ANNEX A TO THIS WARRANT CERTIFICATE FOR ADDITIONAL RESTRICTIVE LEGENDS APPLICABLE TO THIS WARRANT

No. of Certificate:	[•]

Number of Warrants:	[•]

Date of issue:	[•]

Warrants to subscribe for ordinary share(s) in

Perimeter Solutions SA

Registered Office: 12E, rue Guillaume Kroll, L-1882 Luxembourg, Grand Duchy

of Luxembourg incorporated in the Grand Duchy of Luxembourg

This is to evidence that [•] (R.C.S. number: B [•]) of [•] is/are the registered holder(s) of [•] Warrants in Perimeter Solutions SA issued pursuant to and in accordance with the terms of the Warrant Instrument (as from time to time amended) executed by Perimeter Solutions SA and the Receiving Agent thereunder. Words and expressions used in this Warrant Certificate and the Subscription Notice shall have the same meanings as in the Warrant Instrument.

The registered holder is entitled in respect of every one Warrant held to subscribe for the applicable Portion of an Ordinary Share during the Subscription Period on the terms and conditions set forth in the Warrant Instrument. At the date of issue of this certificate, the applicable Portion is [one-fourth][insert applicable Portion if there has been a prior adjustment] of an Ordinary Share.

Warrants are exercisable only as specified in clause 4 of the Warrant Instrument.

The Warrant Instrument is enforceable severally by each Warrantholder and is available for inspection at (i) the registered office of Perimeter Solutions SA (mentioned above) and the offices of the Receiving Agent designated for such purposes (which initially shall be at 150 Royal Street, Canton, Massachusetts, 02021, USA) or such other Registrar’s agent and address as the Registrar may appoint until the end of the Subscription Period.

Executed by the Company on [•], 2021.

This Warrant Certificate is subject to all of the terms, provisions and conditions of the Warrant Instrument, which terms, provisions and conditions are hereby incorporated herein by reference and made a part hereof and to which Warrant Instrument reference is hereby made for a full description of the rights, limitations of rights, obligations, duties and immunities hereunder of the Company, the Receiving Agent and the holders of the Warrant Certificates.

PERIMETER SOLUTIONS SA Name: Title: COMPUTERSHARE TRUST COMPANY, N.A. and COMPUTERSHARE INC. On behalf of both entities Name: Title: